Exhibit 10.35

Susquehanna Bancshares, Inc. (the “Company”) pays the premium on a term life insurance policy for Eddie L. Dunklebarger, who is the President and Chief Operating Officer of the Company. The face amount of this policy is $100,000, and the premium paid in 2008 for the policy was $303.